Exhibit 99.2

Investment Community Conference Call

Wednesday, August 8, 2007, 4:00 PM Eastern

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and a webcast and replays will be available on QuadraMed’s website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words: ‘believe’, ‘expect’, ‘target’, ‘goal’, ‘project’, ‘anticipate’, ‘predict’, ‘intend’, ‘plan’, ‘estimate’, ‘may’, ‘will’, ‘should’, ‘could’, and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performance, anticipated trends, and growth in business, or other characterizations of future events or circumstances, and are to be interpreted only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the documents that we file with the SEC from time to time.

And at this time, I would like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Thank you, Vicky. Good afternoon, Ladies and Gentlemen, and thanks for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. Dave will discuss the financial statements, and then I will discuss what I believe are key aspects of the business, particularly the announced acquisition of CPR. After which we will take your questions. Dave?

Dave Piazza—QuadraMed Corporation—CFO

Thanks, Keith. Good afternoon, everyone. This morning in our press release, we reported our second quarter 2007 operating results which included quarterly net income for the fifth consecutive quarter and for the sixth time in the last two years. For our three months ended June 30, 2007, we had net income of $2.2 million. We also reported net income to common shareholders of $875,000, and income per share of both basic and diluted of $0.02. By comparison we reported net income to common shareholders of $2.3 million for the second quarter of 2006.

As you may recall, the results last year included revenues related to cash collections from customers whose revenue plans had been put on hold. And once the issues had been resolved and the cash collected from these customers, all of the accumulated revenues for those customers were then recognized in that quarter. And these types of revenues totaled approximately $1.9 million in Q2 of 2006. And then most of this revenue contributed directly to the bottom line.

We also reported this morning an EBITDA of $3.1 million for the quarter, compared to EBITDA of $5.7 million in Q2 of last year, and this decrease in EBITDA is primarily due to, again, the Q2 2006 cash collection revenues that I just discussed, but also to an increased in cost of services in the current quarter. We are reporting total revenue this quarter of $34.4 million, compared to $32 million for the second quarter of 2006. Now, if you will remember that I discussed during the Q1 call, that we expected to have $3.7 million this quarter related to a large hardware deal to a single customer, and that is reflected here in our Q2 revenue number. I also mentioned at that time that deal carried a negligible gross margin of only about $100,000. Now removing that item, our remaining revenues for this quarter totaled $30.6 million, which is at the high end of our $29 to $31 million range.

And although our services revenues are higher this year compared to last, we are lower this quarter in license and installation categories of revenue and this is due primarily to the timing of project completions quarter to quarter but is also a function of the number of percentage of completion project hours. And as long as we’re talking about revenues, I will take this opportunity to tell you that for the next two quarters at least, we are raising our expected revenue range from the $29 to $31 million range up to a range of $31 to $33 million, excluding again any revenues from the CPR acquisition.

Our reported gross margin of 53% for Q2 of 2007 would have been 60% if we excluded the single hardware deal, and that compares to 65% of a year ago. And again, that 65% in Q2 of 2006, was heavily influenced by the $1.1 million cash basis revenue, which contributed almost 100% to gross margin. In addition to Q2 of 2007, we had $1.9 million higher cost of services which were primarily a function of higher head count, most of which are related to supplemental service projects and temporaries working on our MPI projects.

Our operating expenses overall declined $300,000 in Q2 of 2007, compared to the same quarter a year ago. Now this variance is comprised of a decrease in software development costs of almost $800,000 which was offset in part by increases of $300,000 in G&A, and almost $400,000 in sales and marketing, and we also had a decrease of $200,000 in depreciation and amortization. G&A in Q2 of 2007 amounted to $4.6 million compared to $4.3 million a year ago. And this increase is primarily related to costs of our acquisition activities, as well as some relocation and severance costs, and all of that was partially offset by a decrease in bad debt expense.

We incurred approximately $400,000 related to our M&A work in that quarter. Our sales and marketing expenses increased from $3.5 million to $3.9 million primarily due to a strategic plan in related costs including our re-branding campaign which we launched earlier this year. But our software development costs were $800,000 lower Q2 of 2007 than in the Q2 of last year, and this is due primarily to lower head count and related personnel costs in the current quarter. And as I told you last quarter, also, we expected quarterly expenses to be in the low $17 million range this quarter and we came in at $17 million even.

And for the remainder of the year, excluding costs related to the CPR acquisition integration, we expect quarterly costs in the high $17 million to low $18 million range in each quarter. The examples of items that we will incur later this year include costs related to our branding campaign, SOX consulting and testing costs in the second half of the year, and some continued costs of hiring for specific development projects as well as other open positions.

Finally, during the second quarter of this year, we had over $200,000 more interest income as a result of the higher level of invested cash in 2007 versus 2006. And we also had a gain this quarter of $450,000 related to the sale of investment that was made in another company many years ago but which had been written off on the books.

Now, turning to Exhibit 4 in this morning’s press release, you will see our calculation of EBITDA for the last six quarters. The $3.1 million EBITDA reported for Q2 of this year is significantly less than the $5.7 million of the year ago quarter. And is also less than the EBITDA reported in the prior three quarters. As previously discussed, with the decline in EBITDA from Q2 of this year from 2006, is attributable primarily to the cash basis revenue in the earlier quarter, as well as higher cost of services in the current quarter. The changes in EBITDA over the last 12 months are almost entirely attributable to similar changes in revenues between the respected periods, as is shown at the bottom of that Exhibit 4, except as compared to Q1 of this year which had overall lower operating expenses as well.

You will also recall from last year that Q3 and Q4 of 2006 had significant amounts of cash basis revenue recognized as well which is similar to Q2 as I just discussed a few minutes ago. Our cash flow continued to be strong again during Q2 of 2007, with cash from operations coming in at $4.9 million, compared to $4.1 million in Q2 of 2006. This increase was due to a couple of factors, primarily the fact that there was $4 million more non-hardware related deferred revenues recognized in the 2006 quarter. And that was offset in part by stronger collections in that quarter and stronger net income.

Our balance of cash investments has increased to $56.2 million at June 30, and this is $11.7 million higher than the $44.5 million we reported at year end. Our DSOs have decreased slightly during the quarter, to 59 from 60 at year end, but by comparison to a year ago, our DSOs were at 68. Now, I would like to turn the call over to Keith. Keith?

Keith B. Hagen—QuadraMed Corporation—President and CEO

Thank you, Dave. I would like to focus my comments on our recently-announced acquisition. It is important that as investors you understand how we came to this decision and what we will be doing going forward.

When I took over as CEO just two years ago, there was a long list of things I needed to do in order to move QuadraMed forward and the first order of business was to focus the company on being profitable. In Q2 of 2007, we reported $2.2 million of net income. Since the installation of the new executive team, we have shown positive net income for six out of the seven quarters. This is an unprecedented in the history of QuadraMed and shows the strength of our business and the focus of our leadership team.

The second challenge we faced was lack of a vision and a successful corporate strategy. We addressed this with the creation of our Care-Based Revenue Cycle strategy. This strategy focuses on the fact that while healthcare delivery systems exist to take care of the sick and injured, they are also large and complex businesses that must be financially successful. Our solutions need to support the delivery of high quality and safe healthcare, while promoting financial health for their organizations.

Having defined our strategy, we reorganized the entire business around supporting this strategy inside and outside of the business, we launched our new branding initiatives, and we worked to drive our messaging into the market. While we have been driving profitability and executing on our strategy, it is clear that we are still challenged to grow our top line. We believe that our sales success in 2006 will start to show up in our Q3 revenue. Recognizing this revenue has been slower than expected, due in large part to client-driven delays with the rollout of products and services to the VA and with large MPI cleanup services. However we expect to see positive movement on these projects and hence we expect Q3 revenue to exceed the top of our typical $29 to $31 million range. This is positive and will show that we can grow the existing business.

Additionally, our sales pipeline continues to be strong, ending June at $207 million. This is after exceeding our internal first half sales target with $24.4 million of sales bookings. This compares to $26.3 million in the first half of 2006, but remember that we had shifted the sales bookings due to our new annual contract at the VA.

In the first half of 2006, we signed $4.6 million of VA-related contracts. In 2007, almost all of the VA sales will be signed in the fourth quarter so excluding this, our sales are up nicely from 2006 to 2007. So while we are driving profitability, keeping our sales pipeline full, signing new contracts, and will start to see some top line growth in the second half of the year, our ability to reach the full potential of our business will be dependent on how well we deliver on all aspects of the Care-Based Revenue Cycle strategy.

We have defined the four pillars of Care-Based Revenue Cycle as access and identity management, care management, health information management, and revenue management. We have very strong and very competitive products in three of these four areas. We have outstanding products in the access and identity management areas, with our probabilistic matching algorithms, MPI cleanup services and enterprise scheduling. We are one of the top information management vendors with our coding and compliance products and we’re ranked as the best revenue cycle product by KLAS.

One area that we have not done as well with is our clinical systems. This is particularly an issue in that the largest healthcare application spending is related to clinical care systems. While we have a good clinical offering, it is lacking advanced features, such as multi-entity capability, integrated medication management and a widely-adopted computerized physician order entry or CPOE. Additionally, the lab and radiology software that we have as the result of the 2004 acquisition of Detente was never successful in the U.S. market.

All of these issues contributed to our inability to compete in large clinical opportunities and to sign new clinical business over the last few years. In an effort to address the shortcomings of our clinical offerings, we evaluated continuing to build out our existing product, partnering for the functionality that we needed and acquiring a new product. In the end, we concluded that acquiring the Misys CPR product was the absolute best approach.

The CPR product has a great install base of large mostly multi-entity healthcare systems. The product is installed in the U.S., Canada, the U.K., and Saudi Arabia. I have spoken personally with several of the executives from these sites, and have been very encouraged by our conversations. I believe QuadraMed will be able to bring a higher level of service to these clients and that we will have many opportunities to cross-sell other QuadraMed products into this base over the coming years. CPR is a great technology fit, in that we will deploy it on the same cache database technology that we have used successfully for many years. In addition to multi-entity capabilities, closed loop medication management, bar code administration and CPOE, this product also includes fully integrated lab and radiology.

It is a comprehensive product suite and has won numerous awards, the most recent being a 2006 Davies award from HIMSS. We believe that combined with our other products and services it will make for a very competitive enterprise offering allowing us to deliver on our Care-Based Revenue Cycle vision. We are acquiring the assets associated with CPR for $33 million in cash. As we have $56 million in cash and investments at the end of Q2, you can see that this purchase is well within our financial means. After the acquisition is closed, and taking into account any closing and transition expenses, we will still have over $20 million in cash, which we believe is more than sufficient for our operating needs.

Between signing the definitive agreement and closing, the major effort will be getting fully audited financials for the CPR business. Misys never ran this business as a standalone entity so their auditors, PWC, are working to pull out the financials as required for our SEC filing. This must occur before we close. In the meantime, I want to give you a high level view of the financial aspects of the business.

In the Misys plc press release, they stated various numbers attributed to CPR. I cannot know where they came to these numbers or how they came to these numbers, nor can I comment on their accuracy, but I wanted to respond to them since they have been made public. First, Misys stated for their most recent fiscal year, the business generated revenues of £15.2 million. If that is true, it would be slightly higher than our expectations. They stated that the business represented for them a loss before tax of £4.2 million. I can only assume that this number includes significant corporate overhead, charge-backs and non-run rate expenses. This is not anywhere close to our expectation for the go-forward business. Lastly, they said that the business employs 50 people. We actually expect to bring on approximately 150 people, although the exact number will be determined as we gather more information. As an asset purchase, we expect to be able to bring CPR into our business on our terms, keeping a close eye on the revenue stream, sales pipeline, and expenses that we take on.

We are still finalizing all of the details of the go-forward combined business and are waiting on the audited financials so I can’t provide a detailed financial analysis at this time. However, I hope that the track record of this management team speaks clearly to our focus on driving profitability, executing on our strategy and taking deliberate steps toward top line growth.

It should be clear by now that this acquisition fits perfectly into our stated Care-Based Revenue Cycle strategy, is consistent with our technology direction, and positions QuadraMed to be competitive in new business opportunities. Over the next several months, we will be focused on the full integration of CPR into our business. As such, we are not actively seeking out additional acquisition targets. While I can’t rule out additional acquisitions that may come up from time to time, that is not our current focus.

I am very excited about this next step in QuadraMed’s success. I am confident that the money we have spent is the best use of our resources to grow the business and provide long-term shareholder value. I appreciate your continued interest in QuadraMed, and your continued support as Investors, and we’re happy to take your questions at this time.

QUESTION AND ANSWER SESSION

Operator

Thank you. The question-and-answer session will be conducted electronically. (OPERATOR INSTRUCTIONS) And we will take our first question from Chris Cook with Zazove, please go ahead.

Chris Cook—Zazove Associates—Analyst

Hi, thanks for taking my question. You gave upped revenue guidance of $31 to $33 million in the second half per quarter. Gross margins, should they return to somewhere in the low 60% range?

Dave Piazza—QuadraMed Corporation—CFO

Yes, Chris, that is where we expect it to be, low 60s.

Chris Cook—Zazove Associates—Analyst

And I may have missed it, you said the CPR acquisition was — you thought it had done £15 million of revenue per year? Is that —

Keith B. Hagen—QuadraMed Corporation—President and CEO

That’s the number that Misys put out in their press release for their numbers and that is about a two to one conversion ratio right now that would be about $30 million U.S. And that would be — if the audited financials come back that is $30 million, that would be slightly higher than our expectations from the numbers that we’ve been looking at.

Chris Cook—Zazove Associates—Analyst

And would that drive ultimately similar EBITDA margins on a product like that, that you guys get now, or, you know, what could an investor expect as far as after you integrate that, what kind of EBITDA impact would that have?

Keith B. Hagen—QuadraMed Corporation—President and CEO

Well, certainly, ultimately, we believe we can run that business with the same level of efficiencies and cost ratios as we run our current business. Clearly, it has not been run that way in the past, and when we bring the business in, because it is an asset purchase, we can bring in the expenses that are, we think, necessary, related to their revenue stream and the backlog and the sales pipeline and those sorts of things, and that’s during this period from signing a definitive agreement, getting the audited financials, and then leading up to the close, we will be making all of those final determinations, to — that will detail those things out. That’s why I don’t have those exact numbers for you right now, because we’re still gathering information. We’re still talking to customers. We’re getting an understanding where implementation projects are, all of those aspects of the closing process.

Chris Cook- Zazove Associates—Analyst

So I guess you would hope — your gross margins right now are in the low 60s. Your EBITDA margins are 15% or so, I guess. I would assume you would hope to bring this in ultimately at some run rate of EBITDA or of incremental EBITDA higher than your current corporate rate because you’re not going to have to add to your corporate expense line, I wouldn’t think. Or not much.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Yes. I mean that is certainly — that is certainly our goal. What I can’t commit to is that we can accomplish that day one.

Chris Cook—Zazove Associates—Analyst

Understood.

Keith B. Hagen—QuadraMed Corporation—President and CEO

There may be some, you know, aspects that we have to work our way through over a certain period of time. We also have this wonderful thing called acquisition accounting that is going to throw off the numbers, and based on how much of their deferred revenue we can actually take into account, things like that, so all I can say is that once we get, you know — if you pull out all of the acquisition accounting pieces and once we have a chance to run that business for some period of time, then we don’t see why we can’t get to the same kind of ratios that we run our business with. I mean it is a software company. It is healthcare. It is the same customer base. It is the same technology. So there is nothing that I see so far that would say that it would be significantly different. But —

Chris Cook—Zazove Associates—Analyst

Would you expect to have to add sales people?

Keith B. Hagen—QuadraMed Corporation—President and CEO

No, we’re going to — one of the things, when we reorganized our business, and we made the changes to our sales force back in January, as far as having our sales reps broken up into the territories and the regions, and having each of our reps selling all of our products, that was in part to prepare for bringing on new products. So these products will be sold by that same sales force. We will have additional three or four account executives, account executives for us are the sales people who sell back into the base, and because we’re bringing on some 68 hospitals, we needed additional resources there to sell more products back into those hospitals. So we will add a couple of account executives but for new sales, this product will basically replace the Affinity clinical products in their bag, as they go out to sell.

Dave Piazza—QuadraMed Corporation—CFO

So Chris, from all perspectives, operationally, we will run the CPR business as much like ours as possible, but it will take some time because there will be a lot of changes operationally from what they do today versus how we do things and that will require some burn-in period to get all of those efficiencies modeled into that product line and incorporated completely into our business model.

Chris Cook—Zazove Associates—Analyst

Understood. I guess if the gross margin, cash gross margins are, you know, somewhere around 60%, you don’t have to add sales people, and hopefully you don’t have to add that much corporate, and potentially incrementally EBITDA margins can be quite a bit higher than what your existing EBITDA margins are for this acquisition.

Dave Piazza—QuadraMed Corporation—CFO

That will — you know, we will have to comment on that at a longer period of time from now, once —

Chris Cook—Zazove Associates—Analyst

Right. But conceptually, I guess that — it seems as if that is not a pie in the sky dream on my part, that, you know, if this is a software business, and it has similar kind — and I presume it has similar kind of margins, gross margins, and you’re telling me you don’t have to add sales people, then by definition, I guess, the incremental EBITDA margins on this product should be higher than your existing EBITDA margins. Or am I way off base somehow?

Keith B. Hagen—QuadraMed Corporation—President and CEO

No, I think your statement is —

Chris Cook—Zazove Associates—Analyst

I’m not saying you got to admit to that at all. I’m just trying to understand it.

Keith B. Hagen—QuadraMed Corporation – President and CEO

I think you understand it correctly.

Chris Cook—Zazove Associates—Analyst

Okay. Thanks.

Operator

And we will take our next question from David Hayes who is a shareholder. Please go ahead.

David Hayes—Shareholder

Hi, Keith. Hi, Dave. Good speaking to you guys again. Would you mind taking a few minutes and explaining to me again really the relationship with the new acquisition, the CPR, and then Affinity? I think I just heard you guys say that Affinity will be replaced with the Misys product? Is that the case?

Keith B. Hagen—QuadraMed Corporation—President and CEO

Well, there are a couple of aspects to it. We have somewhere in the neighborhood of 80 to 100 hospitals running the Affinity clinical system, so if you break Affinity also covers revenue cycle management and other things but if you just break it down to the clinical applications, we have that customer base that is running that product. We have just made available our M5 release. We will make available our first service pack for that in November, and the next release for that is M7, which will be June of next year. Those releases will continue, but we will not code any advanced functionality or large advancements in functionality into that Affinity code base. So in other words, we already — with this acquisition we have the integrated medication management, so we will not build that in Affinity. We have the integrated lab and radiology, so we will not continue to move forward with selling our, if you will, Detente lab and radiology in the U.S. market. So people will continue to run that. We don’t have any current plans to sunset that product. And we expect people will be running the Affinity in clinicals for quite some time.

We have some Affinity deals that are in the pipeline, and if people choose, looking forward, we will sign those contracts as well, and we will continue to sign long-term maintenance contracts for Affinity. We believe that the market will dictate, as we will try to, also, push, that new business going forward would all be focused around the CPR product. It’s got more advanced functionality. It’s got more feature functions. It’s been sold as recently as December of last year, January this year time frame, for, you know, multimillion dollar contracts. It has all of the advanced functionality that we have been looking for. So that will be the, if you will, the go-forward focused product to sell into and get into larger deals, larger multi-entity opportunities, which have much higher sticker price on it. So that will be the focus.

We will move resources from the Affinity clinicals on to the CPR product while leaving some resources to continue develop on — or continue to support and do some level of development on Affinity post M7 but we expect that a lot of our larger clients, particularly, will want to migrate over to the CPR code base because of the advanced functionality that it offers them that they can get right now, on the same technology platform that they’re using.

David Hayes—Shareholder

Okay. I appreciate that. How many of the Misys CPR clients are QuadraMed customers now?

Keith B. Hagen—QuadraMed Corporation—President and CEO

Well, we haven’t looked — when you say a QuadraMed customer, of course we have 2,000 hospitals and we have a lot of hospitals that are writing or coding compliance, for example. If you pull all of those out, we have focused that there is two that we think are key because they currently have the CPR product, and the Affinity revenue cycle management products, and so we have two sites that are up and running and have the integration working between those two products. So we think that those are key because it shows people who want to move forward that those systems are already working in conjunction with each other.

David Hayes—Shareholder

Good. I guess that really was getting to what my thought was. Do you have any sites out there that may be reference able to the new product line, running with the rest of QuadraMed’s products? Is guess the answer to that is yes?

Keith B. Hagen—QuadraMed Corporation—President and CEO

Yes.

David Hayes—Shareholder

Yes. Good, let me ask, and I don’t want to take up too much time for you guys and I appreciate it. I appreciate the extra, I guess I would say extra guidance, you guys have upped revenues to $31 to $33 million for the next couple of quarters. Do you see, as a management team, a loosening of providing guidance from QuadraMed? I understand in the past, given the financial difficulties of the company many years ago, I would say now, that people are kind of tight-lipped with information, and it seems to me, and obviously, I’m a shareholder guy here, hoping QuadraMed does well, and I do appreciate what you guys are doing, that shareholders need to have confidence in the management team and the strategy that you guys have, and part of that is providing financial information or guidance. So I guess somewhere in there, there is a question. I’m not sure exactly what the question is but if you don’t mind commenting to that.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Sure. Absolutely. The question of guidance has been around since I arrived on the scene. And I mean at one point, it was — nothing was going to be provided. Dave and I have, over many quarters now provided a revenue range for the upcoming quarter. We’ve given guidance on where we believe expenses will be, so we have put those things out, and as you pointed out, we’ve done that again in this call. There are certainly companies out there and there’s companies out there whose stock is doing very well, that don’t give any guidance whatsoever. So — and in fact, the trends seem to be moving away from guidance, and with the investors and the companies that I’ve talked to, so at this point, we will continue to do the quarterly guidance as far as revenue ranges, and what we think expense ranges are, for the coming quarter. And it is something that we look at on a regular basis. For example, right now, we’ve got this, for us, a pretty good-sized acquisition, and so we need to, you know, make sure that we can provide, you know, appropriate guidance on what that piece of the business is going to do, separate from the kind of core business, and as we integrate these businesses together, you know, breaking them apart, it will be more difficult. So for right now, we’re going to do the guidance as we’ve been doing it. And then we will continue to evaluate if we provide something in more detail later on.

David Hayes—Shareholder

And I appreciate that. I guess I have no more questions. Just a comment. Thanks for your time. And I would like you to consider again in the future figuring out what, for shareholders, what will boost their confidence, and the strategy that you guys have, and the timing and release of the information you have, and I think it all plays a part in what I consider a very depressed share price. But thank you very much for your time.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Thanks, David. And just one more follow-up to that. I mean I agree with the fact that my view is that the share price is — continues to be depressed and I would continue to not get the multiples that some of the other competitors in the public markets have. My view on that is that we got a nice increase in the share price in the first year because we were able to show that we can run a profitable business, and we were generating net income, and positive cash flows. And that the next phase in my interpretation of what from an investment point of view of what people are looking for and what I’m looking for as the CEO, is the top line growth.

So I think separate from guidance one way or the other, I think that as we show that we can get the top line growth coming in Q3 and Q4 of this year, from just kind of our organic initiatives, and then we can show sales growth and top line growth from being able to bring in a stronger clinical functionality into our portfolio, I think those are the things that are going to hopefully be rewarded from a share price point of view. And that’s also the reason why I’ve tried to go to a great extents to explain what our strategy is, how the products that we have fit into that strategy, how this acquisition fits into that strategy, to try to create confidence on the part of our investors, that, you know, here is the largest spend in healthcare, we’ve had a product that has not been competitive, we now have a product that’s got the feature functions to be competitive, and when we combine that with the rest of our offerings, to give a full enterprise system that we can go out and compete with, that that should, I hope, create some confidence that we’ve got a strategy, we’re executing against that strategy, and the next piece is to see that top line start to move. So that is the process we’re going through to try to build the confidence of the investment community, and then execute and show that we can deliver on that vision.

Operator

Is there anything else, David?

David Hayes—Shareholder

No, thank you. I appreciate it. Thanks, Dave. Thanks, Keith.

Operator

Thank You. We will now go to Matthew Campbell with Knott Partners.

Matthew Campbell—Knott Partners—Analyst

Hi, good afternoon, gentlemen. Can you hear me?

Keith B. Hagen—QuadraMed Corporation—President and CEO

Yes, we can. Hi, Matt.

Matthew Campbell—Knott Partners—Analyst

Oh, great. Well, just to follow on with the previous questioner’s questions, how much cash, now that you’re not doing any more acquisitions, how much cash do you guys feel is a level that you need to have to run the business? And you know, if you feel that the stock price is depressed like it is, does it make sense to use some cash to buy back stock at the depressed levels? That would begin to show our top line growth, and take advantage of what we all agree is a depressed stock price.

Keith B. Hagen—QuadraMed Corporation—President and CEO

I will let Dave comment on what level of cash he thinks we need for the business. I will comment on the — kind of the use of the cash. For quite some time, we’ve kind of got the question, okay, what are you going to do with the cash, and are you — if basically, if you guys can’t use the cash to invest in the business and grow the business, then you ought to give it back to the shareholders, which is a very fair statement for an investor to make.

We couldn’t do anything with the cash in the beginning of the year because we were looking at these different acquisition opportunities and the different acquisitions had different structures. Now that we’ve zeroed in on this acquisition, and this is the one that we are going to really focus from an operational point of view of making work, then we can certainly, as we go forward, as we always do, evaluate, you know, what is the best use of the cash now. I would say that it is too early right now, because — I mean we’ve just announced this acquisition, the definitive agreement just over two weeks ago, so we need to get through this, make sure that when we get through the closing that everything is as expected, and then, you know, I think it is an appropriate time then for us to then look at, okay, where are we with cash, where are we with cash flow, and what is the next best use of our cash? And we frankly haven’t had those discussions, I haven’t had those discussions with the board because we’ve been focused on investing that cash in our business to grow our business, which is what we’ve done. So Dave, I don’t know if, can you comment on what level of cash?

Dave Piazza—QuadraMed Corporation—CFO

Sure, Matt, it wasn’t but more than a little more than two years ago we had about $20 million of cash in the bank and that was probably at that time, we said that was the minimum acceptable level and we didn’t want to do anything that would get us below that, and that our goal at that point in time was to start to grow the cash balance so we had adequate balance sheet current assets and that was, at that time, the strategy was to make a strong balance sheet for purposes of sales. And that is still an important thing for us. So in terms of a minimum level, I would say that $20 or so is about where, you know, where we would want to be, but a comfortable level is somewhere slightly above that, up to $30 or so and the only reason why we built it up to where it is now is we wanted to have enough cash to do a moderate-sized acquisition if in fact one came along. And again, as Keith said, you know, our purpose was to invest the cash one way or the other, and in a way that would help us grow the business. And so that is why we waited for this opportune time to use the cash that everybody else was always questioning why we didn’t use it to buy back shares.

Matthew Campbell—Knott Partners—Analyst

Don’t get me wrong. I’m excited about this acquisition. Number one.

Dave Piazza—QuadraMed Corporation—CFO

Sure.

Matthew Campbell—Knott Partners—Analyst

I’m excited about the fact that you guys are generating the kind of cash flow from operations that you’re using. And it is just I’m just putting an idea in your head, maybe going forward, we start using some of the cash flow from operations and invest it back in our stock. The CapEx, what are your requirements for the rest of the year on CapEx?

Dave Piazza—QuadraMed Corporation—CFO

CapEx is minimal. And it has been for the last couple of years. You know, slightly over a million dollars or so on an annual basis. A million to a million five.

Matthew Campbell—Knott Partners—Analyst

Okay. Great. And lastly, again, I’m pretty excited about this Misys acquisition. And Keith, you had previously worked at Misys. Does the fact that you worked there from 2001 to 2003 help at all? Are you familiar with the people that are coming on to QuadraMed?

Keith B. Hagen—QuadraMed Corporation—President and CEO

Yes, I worked for Sunquest, and then I was part of the team that sold that business to Misys, so I was with Sunquest then Misys for about six years total from early 2000 to late 2005. Misys had acquired this product from Per-Se under the name of Patient One, and that was done in 2003. I was just in the process of leaving that business unit to go and run the transaction services business so I had done one due diligence trip, so I was familiar with the product. After that, I didn’t have any operational responsibility for it, but as part of the Misys Healthcare Board, had exposure to that product and the initiatives and projects and progress on that, on basically a monthly report and monthly meeting point of view. So I think, yes, I think that understanding Misys, knowing the people that are there, knowing the culture, knowing the things that they did do it, knowing the things that I think we can do to it, to do even better, I think it was absolutely an advantage that we had in this situation.

Matthew Campbell—Knott Partners—Analyst

Great. Well, again, congratulations on the acquisition. And you know, I’m pleased to see you guys giving a little bit of top line guidance per say. And your hard work in the pipeline is starting to — will start to reflect in top line growth. So good job, guys.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Thank you, Matt.

Operator

(OPERATOR INSTRUCTIONS) And we will now go to Steve Weiss who is also a shareholder.

Steve Weiss—Shareholder

Hi, guys. Congratulations on a great acquisition and another at least predictable quarter. That is great work.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Thank you.

Steve Weiss—Shareholder

My question concerns trying to integrate the new business and when we can expect, you know, top line numbers, bottom line numbers to include that acquisition, and have some confidence in it?

Dave Piazza—QuadraMed Corporation—CFO

Well, the first time that we will report combined numbers will probably be the fourth quarter of this year. As we mentioned in our press release, we expect the closing to take place about 60 days after the announcement which would put it mid to late September. And so therefore, the first operational quarter would be our fourth quarter. And perhaps the stud period of September. We also have a public company filing requirement with respect to the acquired entity, and that will be sometime between the date of closing and 75 calendar days thereafter, where our filing requirement is to present audited financial statements for the last three years for the acquired entity so that will be standalone on their basis, and then some proforma interim financial statements for the combined companies as well.

Steve Weiss—Shareholder

Sounds great. Appreciate it. That was my only question. Thanks.

Dave Piazza—QuadraMed Corporation—CFO

Great, thanks.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Thanks, Steve.

Operator

And we will now go to Julian Allen with Spitfire Capital.

Julian Allen—Spitfire Capital—Analyst

Good afternoon. Just going back to this issue of the $1.9 million of catch-up revenue in Q2 of ‘06.

Dave Piazza—QuadraMed Corporation—CFO

Yes.

Julian Allen—Spitfire Capital—Analyst

I’m trying to understand, obviously, that would make the software license revenue comparison somewhat unflattering, but why does it have such an impact on license gross margins which are down from call it 65% to 53.6%?

Dave Piazza—QuadraMed Corporation—CFO

The $1.9 wasn’t — it wasn’t all license. Some of it was license. A lot of it was maintenance. And some of it may have been services as well.

Julian Allen—Spitfire Capital—Analyst

Okay.

Dave Piazza—QuadraMed Corporation—CFO

And it is related to, a variety of customers many of whom were small who had an operational issue or some sort of financial issue that precluded them from paying their bills at the time. And once we make a determination like that about a customer, we stop recognizing revenue of all kinds from them and until those issues are resolved and the cash collected from them that is past due, we don’t recognize any revenue. So in certain times there are certain costs that may have been recognized that aren’t reflected — that are already reflected in the books, but the revenue plan gets held up and so once we resolve, we go ahead and take it off. So most of that revenue falls directly to the gross margin line and consequently down through operating income and net income.

Julian Allen—Spitfire Capital—Analyst

And so is it fair to say then that certain of the royalty revenue that you guys pay is period-based as opposed to usage-based. Maybe another way of asking my question then is why the spike in cost of goods sold associated with license revenue in this quarter?

Dave Piazza—QuadraMed Corporation—CFO

It may be attributable to the fees paid on a government services revenue. Which are higher this year than they are in previous years. And there is less amortization type soft costs in the cost to license now than there used to be.

Julian Allen—Spitfire Capital—Analyst

With respect to the Misys acquisition, given their challenges in producing audited financial statements, is there any risk in your mind to the time line?

Keith B. Hagen—QuadraMed Corporation—President and CEO

No. I don’t believe that there have — they have not represented any issues or — with getting the audited financials. It is only the logistics of just the amount of time it takes to go through and pull that stuff out.

Dave Piazza—QuadraMed Corporation—CFO

Right. And that delivery date was negotiated amongst the parties, as something that they could achieve, and that is how we arrived at their commitments there. For audited financials.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Right. And — yes, so I think the — one of the things there is that there is the numbers for the full fiscal year, but then there is the numbers for the business as it is running today, and so, you know, what we’re looking at is — what is the business that we’re getting, what are the expenses that we need to have, what is it that we’re bringing in through this asset purchase? And that is what we’re focused on. The audited financials and what they did two years ago and three years ago is necessary for the SEC filings, and that stuff, but what is of most interest is what is the business that we’re taking on, and that we will be running forward with.

Julian Allen—Spitfire Capital—Analyst

And so despite — it sounds as if you’ve not finalized the list of assets that you want but it sounds as if the price you negotiated doesn’t fluctuate depending on the collection of assets that you pick up for business.

Keith B. Hagen—QuadraMed Corporation—President and CEO

When you say the collection of assets, I mean most of the assets are in the, you know, the costs related to people, and the assets as far as the contracts we have, the —

Julian Allen—Spitfire Capital—Analyst

Right, it is more the liabilities that you will bring over.

Dave Piazza—QuadraMed Corporation—CFO

Those have all been identified.

Julian Allen—Spitfire Capital—Analyst

Okay. Great.

Dave Piazza—QuadraMed Corporation—CFO

And the only liabilities that are being brought over in relation to this asset purchase are like deferred revenue liabilities because those attach to the customers that are the assets that are being purchased, and then there is a couple of — there are some operating leases for the facility out in San Bernardino and some equipment leases and things like that, but there is a clear demarcation point in terms of other liabilities related to people and the left side of the balance sheet.

Julian Allen—Spitfire Capital—Analyst

Sounds great. Thanks very much, guys.

Operator

And there are no other questions, so I would like to turn the call back to Keith Hagen for any additional or closing remarks.

Keith B. Hagen—QuadraMed Corporation—President and CEO

Great. Thank you, Vicky. Thanks, everyone, and just again, I want to thank everybody for your time, and attending the call and hope we got your questions answered. We will continue to be very optimistic about our business, very excited about the acquisition and the opportunities that it brings, and look forward to the execution going forward, and talking to you all again next quarter. Thanks again for your interest in the company and your support as investors, and have a great day.

Dave Piazza—QuadraMed Corporation—CFO

Thank you.

Operator

Thank you very much. And that does conclude our conference for today.